Exhibit 99.1

                      Press Release Dated December 5, 2005





     Digital Recorders, Inc. Announces Additional Profit Improvement Actions

     DALLAS--(BUSINESS WIRE)--Dec. 5, 2005--Digital Recorders, Inc. (Nasdaq:
TBUS):

     -- Strategic Changes in Key Personnel Announced

     -- U.S. Federal Funding Appropriations Increasing

     Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today that specific additional actions have been taken to accelerate and strengthen its efforts to attain sustained profitability through strategic changes in key personnel and the establishment of a Special Committee of the DRI Board of Directors.
     David N. Pilotte, the Company's Vice President and Chief Financial Officer
(CFO) since October 2004, has been elected Executive Vice President and will assume the additional duties of Chief Operating Officer (COO) of North Carolina Operations. In his expanded role as COO, Mr. Pilotte will report directly to the Board of Directors through the Special Committee and, as CFO, he will continue to report to David L. Turney, the Company's Chairman, Chief Executive Officer, and President. Before joining DRI, Mr. Pilotte succeeded in senior executive positions in other profitability attainment programs.
     Lawrence A. Hagemann, the Company's Chief Operating Officer of North Carolina Operations since August 2002 and a highly experienced engineer, will now assume responsibilities of Chief Technology Officer (CTO). As CTO, he will continue to report directly to Mr. Turney.
     Mr. Turney stated that the Special Committee of the Board is comprised of independent directors and was established to provide special oversight and guidance to Mr. Pilotte during this drive to sustained profitability.
     Mr. Turney said, "In our ongoing effort to reduce costs of sales and operations in a challenging competitive and industry environment, we have initiated and implemented a number of operational and organizational changes in the past several years while continuing to focus DRI businesses on profitable and strategic growth opportunities. While recognizing the positive impact of these actions, we are not satisfied with our progress toward profitability. As previously reported, the delay in U.S. federal funding reauthorization has depressed the market and impeded our progress. However, the August 2005 passage of the $286.4 billion transportation bill, The Safe, Accountable, Flexible, Efficient Transportation Equity Act -- A Legacy for Users (SAFETEA-LU), as well as recent positive appropriations actions, have mitigated this obstacle. We believe that more can and should be done to achieve sustained profitability now. Therefore, we have committed to these significant changes."

     Transit Market Funding Appropriations

     According to the American Public Transportation Association, both Houses of Congress approved the conference agreement pertaining to the U.S. fiscal year 2006 appropriations bill (H.R. 3058) for the Departments of Transportation, Treasury, Housing and Urban Development, the Judiciary, and independent agencies before recessing for the Thanksgiving holiday on Friday, Nov. 18.
     "H.R. 3058 provides $8.59 billion for federal transit programs during the current fiscal year. This amount represents a $944 million increase, or 12.3 percent, over the current level. President George W. Bush is expected to sign the bill soon. Once the bill is signed into law, the Federal Transportation Administration must by law publish its apportionment of funds within 10 days, and the U.S. fiscal year 2006 transit funds can begin to be made available. However, given the relatively long contracting cycle in our market, we do not expect these pending legislative actions to increase U.S. funding for our served markets to begin having a material effect on our bottom line until mid-2006," Mr. Turney said.

     About the Company

     Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

     Forward-Looking Statements

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning personnel changes, expected results, profitability, the effect of the passage of H.R. 3058, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind personnel changes and their expected positive impact, expected results, future profitability, the risk that the passage of H.R. 3058 will not have a material positive effect may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


     CONTACT: Company Contact
              Digital Recorders, Inc., Dallas
              Veronica B. Marks, 214-378-4776
              Fax: 214-378-8437
              E-Mail: veronicam@digrec.com
              or
              Investor Relations Contact
              The Investor Relations Company
              Brien Gately, 800-536-8472
              Fax: 847-296-4460
              E-Mail: bgately@tirc.com